Exhibit 99.4

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 8:00 a.m., Eastern Time, on January 16, 2019.

Vote by Internet • Go to www.investorvote.com/BHBK • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the listed proposals

1. Approve the Agreement and Plan of Merger, dated as of September 20, 2018 (the “merger agreement”), by and among Independent Bank Corp. (“Independent”), Rockland Trust Company, Blue Hills Bancorp, Inc. (“BHB”) and Blue Hills Bank, and to approve the transactions contemplated by the merger agreement, including the merger of BHB with and into Independent.

For ☐	Against ☐	Abstain ☐

2. Authorize the board of directors of BHB to adjourn or postpone the special meeting, if necessary, to permit further solicitations of proxies in favor of the BHB merger agreement proposal or to vote on other matters properly before the special meeting.

For ☐	Against ☐	Abstain ☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Special Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of Special Meeting of Stockholders

Blue Hills Bancorp, Inc.

500 River Ridge Drive

Norwood, MA 02062

Proxy Solicited by Board of Directors for Special Meeting — January 16, 2019,10:00 a.m., local time

The members of the official proxy committee of Blue Hills Bancorp, Inc., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the stockholder(s) signing this card, with all the powers which such stockholder(s) would possess if personally present, at the Special Meeting of Stockholders of Blue Hills Bancorp, Inc. to be held on January 16, 2019 at 10:00 a.m., local time or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as instructed by the stockholder(s). If no such instructions are indicated, the Proxies will vote your shares FOR each of the listed proposals.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. At the present time, Blue Hills Bancorp, Inc. knows of no other business to be brought before the Special Meeting.

(Items to be voted appear on reverse side.)